Exhibit 10.1
December 4, 2023

Dear James:
Traeger Pellet Grills LLC. (the “Company”, “we”, or “us”) is thrilled that you have taken on the role of President of Apption Labs Limited (d/b/a MEATER), a wholly owned subsidiary of the Company. As discussed, we have agreed to provide you with the following changes and additions to your employment terms and compensation. This letter agreement (this “Letter Agreement”) amends the offer letter (the “Offer Letter”) entered into between you and the Company, dated as of February 25, 2021.
•Position: President of Apption Labs Limited (d/b/a MEATER).
•Principal Location: Leicester, United Kingdom.
•Relocation: It is currently anticipated that you will relocate your primary residence to Leicester, UK on or prior to January 1, 2024 (the “Relocation Deadline”). The Company will pay for your for reasonable and necessary relocation and moving expenses incurred in connection with your relocation (the “Relocation Expenses”). Relocation Expenses hereunder include: (i) the costs of shipping and storage (for up to six (6) months) of your household goods and personal effects; (ii) the costs of temporary housing for you and your family for up to thirty (30) days in the United Kingdom; (iii) the costs of a rental car for up to thirty (30) days and meals during your relocation; and (iii) airfare for any travel incident to such relocation. These Relocation Expenses should be coordinated through SIRVA, the Company’s relocation vendor for your assignment or paid out of the $12,000 relocation allowance which the Company will provide directly to you. In any cases where the services listed above cannot be booked through SIRVA, you may submit these expenses for reimbursement. Expenses must be reasonable, and it is advisable that you should confirm a pre-approved limit through Jane Carr or SIRVA before incurring expenses. Such reimbursement shall be dependent upon your submission, within sixty (60) days after such expenses are incurred, of documentation reasonably acceptable to the Company that evidences such expenses. Reimbursement of the Relocation Expenses, as applicable, shall be made promptly following the Company’s receipt of approved documentation, but no later than December 31 of the calendar year following the calendar year in which the expense is incurred. In the event you have not relocated by the Relocation Deadline, then you will not be eligible for the expense coverage or expense reimbursements provided hereunder.
•Travel and Business Expense Reimbursement: During the term of your employment, the Company will either pay for directly or reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the applicable Company policy.
•Home Leave: Annually, the Company will provide for two round-trip business class air transportations for you and your spouse between Leicester, UK and any location in the United States (excluding Hawaii and Alaska), subject to your submission to the Company of substantiating documentation promptly after the relevant personal travel expense is incurred in accordance with applicable Company policy.
•Tax Equalization and Tax Preparation.
oDuring the term of your UK assignment, and to the extent you receive income, gains or benefits with respect to your employment as President of Apption Labs Limited that becomes taxable outside of the United States, the Company will provide you with tax equalization so that the income and employment tax burden incurred by you is not substantially greater or less than the tax that you would have paid had you performed all of your duties to the Company in Cantonment, Florida. As such, the Company will withhold a “hypothetical” tax from your employment compensation that will reflect more or less what you would have paid had you remained working in Florida. The Company will use such hypothetical withholdings to fund all actual taxes (US federal, US social security and Medicare and UK taxes) required by Treasury Regulation Section 1.409A-1(b)(8)(iii)) for so long as you are receiving any income, gains or benefits in connection with your employment in such position.
oIn addition, the Company will provide you with tax return preparation assistance by a mutually agreed firm with such costs to be reimbursed (net of taxes) to you with respect to the tax years ending December 31 of 2023, 2024, 2025 and 2026 or, if earlier, until the date on which you cease to be required to report such wage income, gains or benefits (including equalization or the tax preparation provided hereunder) on UK tax returns under applicable laws.
•Benefits. You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees located in the United Kingdom. Additionally, Traeger will provide a Healthcare benefit package that provides coverage for you in both the United Kingdom and the United States. Payroll deductions in line with US employee contributions for premiums will be reflected in your monthly salary payments. You will continue to be subject to US social security throughout your UK assignment and continue to be eligible to participate in the US retirement plan.
Except as specifically set forth herein, the Offer Letter remains unchanged and in full force and effect. For the avoidance of doubt, nothing in this letter will create the relationship of employer and employee between you and Apption Labs Limited (d/b/a MEATER).

This Letter Agreement will be governed by and construed and enforced in accordance with Delaware law without regard to the conflict of laws provisions thereof.
Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this letter by signing and dating the enclosed duplicate original of this letter in the space provided below and returning the signed letter to Jane Carr at jcarr@Traeger.com and Courtland Astill at castill@traeger.com. Please retain one fully-executed original for your files.

Traeger, Inc.
By: /s/ Courtland Astill
Courtland Astill
Interim General Counsel
Accepted, Acknowledged, and Agreed.
By: /s/ James Hardy
James Hardy                Date